EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT
(All 100% owned as of September 28, 2012)

Name	Jurisdiction Of Incorporation
Skyworks Global Pte. Ltd.	Singapore
Skyworks International Investments, LLC	Delaware
Skyworks Ireland Limited	Ireland
Skyworks Luxembourg S.A.R.L	Luxembourg
Skyworks Semiconductor	France
Skyworks Solutions Commercial Co., Ltd. (Shenzhen)	Shenzhen
Skyworks Solutions Commercial Co., Ltd. (Shenzhen) - Beijing Branch	Beijing
Skyworks Solutions Commercial Co., Ltd. (Shenzhen) - Shanghai Branch	Shanghai
Skyworks Solutions Company, Limited	Japan
Skyworks Solutions de Mexico, S de R.L. de C.V.	Mexico
Skyworks Solutions Korea Limited	Korea
Skyworks Solutions Limited	United Kingdom
Skyworks Solutions Mauritius, Limited	Mauritius
Skyworks Solutions Oy	Finland
Skyworks Solutions Worldwide, Inc.	Delaware
Skyworks Solutions Worldwide, Inc., Hong Kong Branch	Hong Kong
Skyworks Solutions Worldwide, Inc., Taiwan Branch	Taiwan
Skyworks Solutions Worldwide, Inc., Malaysia Branch	Malaysia
Advanced Analogic Technologies Incorporated	Delaware
Advanced Analogic Technologies Holdings, Inc.	British Virgin Islands
Advanced Analogic Technologies (Hong Kong) Limited	Hong Kong
Advanced Analogic Technologies (Hong Kong) Limited (Taiwan Branch)	Hong Kong
Advanced Analogic Technologies Japan, Incorporated	Japan
Advanced Analogic Technologies Power Management Co., Ltd.	Taiwan
Advanced Analogic Technologies (China), Inc.	Peoples Republic of China
Advanced Analogic Technologies (China), Inc. (Shenzhen Branch)	Shenzhen
Axiom Microdevices, Inc.	Delaware
ICWave, LLC	Massachusetts
Isolink, Inc.	California
SiGe Semiconductor, Inc.	Delaware
SiGe Semiconductor Inc.	Canada
SiGe Semiconductor (U.S.), Corp.	Delaware
SiGe Semiconductor (Europe) Limited	United Kingdom
SiGe Semiconductor (Hong Kong) Limited	Hong Kong
SiGe Semiconductor (Hong Kong) Limited - Shanghai Branch	Shanghai
Trans-Tech, Inc.	Maryland